Exhibit 10.19.2

AMENDMENT NO. 1

TO EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of the 20th day of December 2005 by and between ITC^DeltaCom Inc., a Delaware corporation (“Employer” or the “Company”), and James P. O’Brien (“Employee”).

RECITALS

WHEREAS, the Company and the Employee are parties to an Employment Agreement, dated as of February 28, 2005 (the “Agreement”); and

WHEREAS, the parties wish to amend certain provisions of the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1. Amendment to Section 5. Section 5 of the Agreement is hereby amended by deleting existing Sections 5(a) and 5(b) in their entirety and by substituting in lieu thereof new Sections 5(a) and 5(b), which shall read in their entirety as follows:

(a) Restricted Stock. Employee has played a critical role in the Company’s restructuring of its capital structure consummated on March 29, 2005 and July 26, 2005 (the “Debt Restructuring”). To induce Employee to accept employment with the Company, the Company has agreed that, promptly following consummation of the Debt Restructuring, Employee shall receive a grant of restricted shares (the “Restricted Shares”) representing one percent (1%) of each class or series of equity securities of the Company (each such class or series, a “Class”) outstanding immediately following the completion of the Debt Restructuring and after giving effect to such grant and to any other similar grant (a “Parallel Inducement Grant”) to any other officer of the Company, calculated on a Fully Diluted Basis, as determined in good faith by the Board or an authorized committee thereof. For purposes of this Section 5(a), a Class of Restricted Shares shall include common stock, each class or series of preferred stock, and each class or series of warrants to purchase preferred stock, but only if such class or series of warrants is in-the-money as of the date of determination. To the extent reasonably practicable, any grant of common stock or preferred stock shall be made in the form of restricted stock units issued pursuant to the ITC^DeltaCom, Inc. Executive Stock Incentive Plan and evidenced by stock unit agreements thereunder. The Company also has agreed that, if the Debt Restructuring is accomplished in more than one transaction, Employee shall be entitled to receive a grant of Restricted Shares of each new Class, if any, authorized and issued in connection with, and outstanding immediately following the consummation of, such subsequent transaction promptly following such consummation so that, immediately following such consummation and after giving effect to such grant and any Parallel Inducement Grant, the Restricted Shares of such new Class granted to Employee shall equal five percent (5%) of such new Class on a Fully Diluted Basis, as determined in good faith by the Board or an authorized committee thereof. For purposes of this Section 5(a), “Fully Diluted Basis” shall mean, with respect to shares of each Class as of the date of determination, the sum of (x) the number of shares of such Class outstanding as of such date of determination plus (y) the number of shares of such Class issuable as of such date of determination upon the exercise, conversion or exchange of all then-outstanding options, stock units, indebtedness or other rights (other than preferred stock or warrants exercisable, convertible or exchangeable for or into such Class that are separately granted to Employee hereunder) exercisable for or convertible or exchangeable into, directly or indirectly, shares of such Class, whether at the time of issuance or upon the passage of time or upon the occurrence of vesting or other future event, provided that such options, stock units, indebtedness or other rights are in-the-money as of such date of determination, but excluding the number of shares of such Class, if any, issuable as of such date of determination in payment of accrued and unpaid dividends on such Class. Exhibit A to this Amendment sets forth each Class of Restricted Shares and the number of Restricted Shares of each such Class granted to Employee in satisfaction of the foregoing requirements of this Section 5(a). The Company and Employee agree that if the holders of any Class shall agree in any subsequent transaction involving the Debt Restructuring to exchange such Class for a new Class, or to accept cancellation of such Class in consideration for the issuance of a new Class, Employee’s right hereunder to receive a grant representing one percent (1%) of such new Class, calculated on a Fully Diluted Basis, promptly following the consummation of such transaction shall be conditioned on the concurrent surrender by Employee to the Company of such Employee’s ownership of the Class so exchanged or canceled or, as the case may be, the number of shares of common stock that, upon grant to Employee hereunder, were calculated based on the Class so exchanged or canceled. In accordance with the foregoing, the parties agree that Employee’s entitlement to receive additional warrants to purchase shares of the Company’s 8% Series C Convertible Redeemable Preferred Stock, par value $0.01 per share, upon any issuance by the Company of such warrants in exchange for common stock purchase warrants issued on March 29, 2005 shall be conditioned upon Employee’s forfeiture of the applicable number of common stock units set forth on Exhibit A hereto based on the number of common stock purchase warrants submitted for exchange. Notwithstanding the foregoing, if the Board determines in good faith, after consulting with Employee in connection with any such warrant exchange or other transaction, that it is not practicable to issue the foregoing Class of Restricted Shares to Employee, the Board shall grant Restricted Shares of a different Class (the “Replacement Restricted Shares”) to Employee in lieu of the Restricted Shares not granted to Employee. The Replacement Restricted Shares shall be economically equivalent to the Class of Restricted Shares in respect of which they are being granted, as determined in good faith by the Board or an authorized committee thereof. For purposes of determining economic equivalence, no value shall be ascribed to the voting rights of the Restricted Shares in respect of which the Replacement Restricted Shares are being granted.

(b) Vesting of Restricted Shares. Subject to the immediately following sentence and acceleration of vesting as set forth in Section 6(a) hereof, the Restricted Shares shall vest as follows: (i) sixty percent (60%) of each Class of the Restricted Shares shall vest ratably over three (3) years on each anniversary of the Effective Date (collectively, the “Time Vested Stock”); (ii) twenty percent (20%) of each Class of the Restricted Shares shall vest on the Performance Achievement Date (as defined below) upon achievement of $90 million of EBITDA (as defined below) for any EBITDA Performance Period (as defined below); and (iii) twenty percent (20%) of each Class of the Restricted Shares shall vest on the Performance Achievement Date upon achievement of $105 million of EBITDA for any EBITDA Performance Period. For purposes of this Section 5(b), “Performance Achievement Date” shall mean the date on which the Chief Financial Officer of the Company shall certify the Company’s achievement of $90 million or $105 million of EBITDA, as the case may be, for any EBITDA Performance Period. For purposes of this Section 5(b), “EBITDA Performance Period” shall mean the four most recent full fiscal quarters of the Company for which internal financial statements are available. For purposes of this Agreement (including Section 3(c) hereof and this Section 5(b)), “EBITDA” shall mean, for the Company and its subsidiaries for any period, the sum, determined on a consolidated basis, of net income (or net loss) after eliminating (i) extraordinary and/or non-recurring items to the extent included in net income, (ii) interest expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense, and (vi) any direct expenses and accounting charges (including, but not limited to, professional fees, severance costs and financing fees) incurred in or related to the Debt Restructuring, any sale of the Company’s assets, this Agreement or similar agreements entered into with newly hired senior executives. For the avoidance of doubt, EBITDA for all of the fiscal quarter ending March 31, 2005 shall be applied toward (i) the EBITDA targets for the Fiscal Year ending December 31, 2005 set forth in Exhibit A and (ii) the EBITDA targets referred to in clauses (ii) and (iii) above, notwithstanding the fact that Employee was not employed by the Company until the Effective Date. If the Company should sell one or more businesses during an EBITDA Performance Period, the EBITDA target for such Performance Period shall be reduced by the amount of the EBITDA actually contributed by the sold business during the four most recent full fiscal quarters preceding the closing of the sale and the EBITDA achieved during the EBITDA Performance Period shall be reduced by the amount of the EBITDA actually achieved during such period by such sold business, in each case using allocations approved in good faith by the Compensation Committee.

2. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of rules provisions thereof.

3. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4. Effect of Amendment. This Amendment shall not constitute an amendment or modification of any provision of the Agreement not expressly referred to herein. Except as expressly set forth in this Amendment, the terms, provisions and conditions of the Agreement shall remain unchanged and in full force and effect.

(signature page follows)

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

By:	/s/ James P. O’Brien
James P. O’Brien

ITC DELTACOM, INC.

By:	/s/ J. Thomas Mullis
Name:	J. Thomas Mullis
Title:	Senior Vice President-Legal and Regulatory

EXHIBIT A

Class of Restricted Shares	No. of Restricted Shares Upon Issuance
Common Stock (Restricted Stock Units)	275,787

8% Series A Convertible Redeemable Preferred Stock (Restricted Stock Units)	1,933.2700*

8% Series B Convertible Redeemable Preferred Stock (Restricted Stock Units)	5,812.1300*

Warrants to Purchase 8% Series C Convertible Redeemable Preferred Stock and Common Stock	97,036

*	Subject to adjustment as provided in the ITC^DeltaCom, Inc. Executive Stock Incentive Plan and stock unit agreements thereunder.